UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 29, 2012 (February 29, 2012)

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 29, 2012, LiqTech International, Inc. (“we”, “us” or “our”) entered into a non-binding letter of intent with Pirelli & C. Eco Technology S.p.A. (“Pirelli”) to acquire all of the outstanding equity interests in S.C. Pirelli & C. Eco Technology RO SRL (“S.C. Pirelli”), Pirelli’s Romanian subsidiary, which, among other assets, has a manufacturing facility in Bumbesti, Romania. The fixed assets of S.C. Pirelli that are used for its diesel particulate filter business, including the buildings at the Romanian manufacturing facility, are anticipated to have a net book value of Romanian Leu (RON) 66,978,129 (equivalent to approximately Euro 15.6 million or $21 million) at December 31, 2011 as determined in accordance with International Financial Reporting Standards (IFRS). The land on which the manufacturing facility is located is under a long-term lease, and S.C. Pirelli will have the right to recover the investment made with respect to the buildings at the manufacturing site (net of accumulated depreciation over a period of 30 years). The letter of intent contemplates that we will pay $15 million in cash to Pirelli as consideration for such purchase. At the time of the purchase, it is contemplated that the subsidiary will have no debt or other liabilities and that Pirelli will indemnify us against any such pre-closing debt and liabilities to the extent not reflected on the closing balance sheet.

The letter of intent also contemplates that Pirelli will invest $19 million in shares of our common stock at a per share price equal to the lower of $3.90 and the weighted average price of a share of our common stock for the 10 business days preceding the closing date of the transactions contemplated by the letter of intent. Pirelli will also receive one share of voting preferred stock, which will permit Pirelli to appoint one member of our board of directors. This share of preferred stock will automatically convert into one share of our common stock upon Pirelli ceasing to own in the aggregate 50% of the shares (as adjusted for stock splits and stock dividends) of our common stock acquired in connection with these transactions. If the maximum number of shares offered in our currently contemplated public offering are sold, and assuming that the shares will be issued to Pirelli at a per share price of $3.90, Pirelli will beneficially own approximately 14.0% of our outstanding shares of common stock.

It is contemplated that Pirelli and we will enter into an agreement for the supply of diesel particulate filters to Pirelli and for the assembly of retrofit systems for Pirelli. It is also contemplated that Pirelli will guarantee to cover up to RON 6.6 million of fixed costs and Euro 560,000 of salary in 2012 and RON 6.15 million of fixed costs and Euro 660,000 of salary in 2013 if the EBITDA of S.C. Pirelli is negative for such years. Furthermore, it is contemplated that Pirelli will support our research and development and worldwide sales efforts for filters and membranes.

In connection with such transactions, it is contemplated that Pirelli and Aldo Petersen will enter into a shareholder agreement pursuant to which each party will have rights of first refusal and tag along rights on sales of our common stock by the other party. All shares acquired by Pirelli in connection with the transactions contemplated by the letter of intent will be subject to a lock-up provision for one year from the closing date of such transactions. Mr. Petersen is also contemplated to enter into a lock-up agreement restricting his ability to transfer the shares beneficially owned by him for one year from the closing date of the transactions contemplated by the letter of intent. It is contemplated that Pirelli will be granted registration rights in respect of the shares of our common stock that it acquires pursuant to the above transactions upon the expiration of the lock-up period. Pirelli is also contemplated to receive certain veto rights in respect of strategic decisions relating to S.C. Pirelli.

The transactions contemplated by the letter of intent are subject to the execution of definitive agreements mutually agreeable to both parties and there is no assurance that such agreements will be executed or that the contemplated transactions will occur as described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: February 29, 2012	/s/	Soren Degn
Soren Degn
Chief Financial Officer